Exhibit (a)(6)


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April 21, 2005



TO:          UNIT HOLDERS OF MERIDIAN HEALTHCARE GROWTH AND INCOME FUND LIMITED
             PARTNERSHIP

SUBJECT:     AMENDED AND EXTENDED OFFER TO PURCHASE UNITS

Dear Unit Holder:

We are amending the Offer to Purchase and related Letters of Transmittal sent to you March 7, 2005 (the "Offer") made by MPF DEWAAY PREMIER FUND, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; MPF SPECIAL FUND 8, LLC; MP VALUE FUND 7, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD., L.P.; ACCELERATED HIGH YIELD INSTUTIONAL INVESTORS, LTD., L.P.; MP FALCON FUND, LLC; MP FALCON GROWTH FUND 2, LLC; MPF INCOME FUND 22, LLC; MPF DEWAAY FUND 2, LLC; MACKENZIE PATTERSON SPECIAL FUND 5, LLC; MACKENZIE PATTERSON SPECIAL FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6-A, LLC; MPF ACQUISITION CO. 3, LLC; MORAGA GOLD, LLC; STEVEN GOLD; MPF-NY 2005, LLC; and MACKENZIE PATTERSON FULLER, INC. (collectively the "Purchasers"), who are offering to purchase up to 308,000 Units of limited partnership interest (the "Units") in MERIDIAN HEALTHCARE GROWTH AND INCOME FUND LIMITED PARTNERSHIP, a Delaware limited partnership (the "Partnership").

        The Purchasers are extending the Expiration Date to May 19, 2005

The Purchasers currently have sufficient funded capital to fund all of its commitments under this offer and all other tender offers they are presently making. See "DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?" in our Offer. If the Purchasers' Offer are very successful, the Partnership could end up having fewer than 300 unit holders, which could result in it being deregistered. See "WILL THE PARTNERSHIP CONTINUE AS A PUBLIC COMPANY?" in our Offer. If you tender your Units to us, we will pay you promptly after the close of the Offer and confirmation of transfer by the general partner. After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on purple paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                        MacKenzie Patterson Fuller, Inc.,
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119

If you have any questions or need assistance, please call the Depository at 800-854-8357. If you need a copy of our Offer or the Letter of Transmittal, the most current version can be obtained from the SEC's EDGAR database at www.sec.gov or our website at www.mpfi.com (click on MPF Tenders).

This Offer expires (unless extended) May 19, 2005.